GENERAL MOTORS

Exhibit 99.1

THIRD-QUARTER 2019 EARNINGS

GM Reports Income of $2.3 Billion and EBIT-adjusted of $3.0 Billion

- EPS-diluted of $1.60 and EPS-diluted-adjusted of $1.72.
- Net strike impact to GMNA EBIT-adjusted was $(1.0) billion, including $0.3 billion of favorable timing items.
- Strong GMNA EBIT-adjusted margin of 10.8 percent, driven by full-size trucks, record crossover sales and cost savings.

Q3 2019 RESULTS OVERVIEW

	Net Revenue	Income	Auto Operating Cash Flow	EPS-Diluted
GAAP	$ 35.5B	$2.3B	$5.0B	$1.60
vs. Q3 2018	(0.9%)	(8.7%)	+$2.5 B	(8.6%)
	EBIT-adj. Margin	EBIT-adj.	Adj. Auto FCF	EPS-Diluted-adj.
Non-GAAP	8.4%	$3.0B	$3.8B	$1.72
vs. Q3 2018	(0.4) pts	(5.9%)	+$3.4B	(8.0%)

EPS-diluted and EPS-diluted-adj. reduced by $(0.52) from UAW strike impact, and $(0.15) from Lyft and PSA revaluations.

> **"Our new labor agreement maintains our competitiveness, preserves our operating flexibility and allows us to continue improving our quality and productivity. We remain focused on strengthening our core business and leading in the future of personal mobility."**
>
> ***– Mary Barra, Chairman and CEO***

FULL-SIZE PICKUP TRUCK MOMENTUM

GM's industry-leading full-size pickups continued to build sales momentum in the quarter, with the launch of light-duty (LD) diesels and more heavy-duty (HD) variants. Since January, GM's full-size LD and HD pickups have gained more than 8 percentage points of retail market share in the segment through September.*

Sales of the Chevrolet Silverado and GMC Sierra LD models were up 18 and 38 percent year over year respectively, and have gained retail market share sequentially each month this quarter.* Early production of HD models was focused on crew cabs, and those deliveries were up 19 percent. Overall pricing of GM's all-new pickups remained strong, up about $2,200 year to date versus 2018.*

*Based on JD Power PIN data



2020 GMC Sierra 2500HD AT4

STRIKE IMPACT

The work stoppage in the U.S. negatively affected North American business results in the third quarter and expected results for the year. In the third quarter, about two weeks of vehicle production was lost.

The net strike impact to the third quarter GMNA EBIT-adjusted was $(1.0) billion including $0.3 billion of favorable timing items, or $(0.52) per diluted share. We expect the 2019 calendar-year impact of the strike to be approximately $(2.00) per diluted-share.

FULL-YEAR GUIDANCE UPDATE

GM expects full-year capital expenditures to be lower than originally projected, approximately $7.5 billion, due to actions taken to accelerate the achievement of its Capex target. Given this, and the impact of the strike, GM has revised its full-year outlook:

EPS-diluted	$4.28 to $4.69
EPS-diluted-adjusted	$4.50 to $4.80
Auto Operating Cash Flow	$5.5B to $7.5B
Adjusted Auto Free Cash Flow	$0B to $1B

SEGMENT RESULTS (EBIT-ADJUSTED - $B)

North America		International		Cruise		GM Financial (EBT)	
Q3 19	Q3 18	**Q3 19**	Q3 18	**Q3 19**	Q3 18	**Q3 19**	Q3 18
3.0	2.8	**(0.1)**	0.1	**(0.3)**	(0.2)	**0.7**	0.5
Results driven by strong HD pickup and crossovers sales and cost actions, partially offset by strike impact.		China equity income was $0.3B, down $0.2B as expected, driven by lower wholesales, partially offset by favorable mix including from product launches.		Spend on plan as Cruise continues to make significant progress toward commercialization gated by safety and regulations.		Record EBT-adj. performance driven by consistent execution of the full captive strategy and portfolio growth.	

> **"Our underlying third-quarter performance demonstrates the ongoing resilience and earnings power of our company, building on our leading truck and crossover franchises, and transformational cost actions. Our focus going forward will continue to be the disciplined execution of our business plan."**
>
> ***– Dhivya Suryadevara, CFO***

Q3 U.S. SALES HIGHLIGHTS

Dealerships delivered nearly 739,000 vehicles in the third quarter of 2019, an increase of 6 percent year over year. Results were led by GM's all-new full-size pickups and the company's fresh lineup of crossovers.

Deliveries increased for all brands, and crossover sales were the best-ever for any quarter, growing 29 percent.

Chevrolet crossover sales increased 35 percent, led by Traverse and Trax, which set quarterly records. Buick crossover sales were up 17 percent, led by Envision and Encore, which were up 39 percent and 18 percent, respectively. GMC sales increased 11 percent, led by the Acadia, which was up 51 percent. Cadillac crossover deliveries rose 67 percent, led by the segment-leading XT4 and the all-new XT6.

To build on the momentum of GM's industry leading truck franchise, the company's next-generation full-size SUVs, which dominate the segment, will arrive in dealerships in 2020.



2020 Chevrolet Silverado Diesel

CHINA PERFORMANCE

Year-over-year industry vehicle sales declined nearly 11 percent in the quarter and GM China underperformed relative to the industry, due to segment shifts and lower demand for outgoing models. Despite continued softening of the overall vehicle market, Cadillac third-quarter sales increased 11 percent, driven by the XT4 and XT5. With XT6 joining the lineup, Cadillac will strengthen its foothold in the steadily growing luxury SUV segment.



2020 Cadillac XT6

COST ACTIONS

GM has achieved $2.4 billion in transformation cost savings since 2018, and is on track to realize its 2019 target. As a result of the company's decision to invest in its Detroit-Hamtramck plant with plans to build an all-electric pickup truck, GM will incur operating costs outside of the scope of its original transformation plan. With this, GM is revising its year-end 2020 cost savings target to $4.0 to $4.5 billion.

CASH FLOW AND LIQUIDITY

GM's adjusted automotive free cash flow in the quarter was $3.8 billion, up significantly year over year primarily due to the timing of working capital flows, lower capital expenditures and the receipt of a portion of the dividend from our China JVs. Total liquidity stood at $37.2 billion, up $3.4 billion versus year-end 2018, and up $3.2 billion compared to the second quarter of 2019.

MEDIA CONTACT INVESTOR CONTACT Tom Henderson Michael Heifler GM Finance Communications GM Investor Relations Media Investors 313-410-2704 313-418-0220 tom.e.henderson@gm.com michael.heifler@gm.com General Motors (NYSE:GM) is a global company committed to delivering safer, better and more sustainable ways for people to get around. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Holden, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, Maven, its personal mobility brand and Cruise, its autonomous vehicle ride-sharing company, can be found at http:// www.gm.com. Cautionary Note on Forward-Looking Statements: This press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on forward-looking statements. Statements including words such as “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “efect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions to identify forward-looking statements represent our current judgment about possible future events. In making these statements we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we consider appropriate under the circumstances. These statements are not guarantees of future performance; they involve risks and uncertainties and actual events or results may difer materially from these statements. Factors that might cause such diferences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond our control and are described in our Annual Report on Form 10-K for the year ended December 31, 2018, as well as additional factors we may describe from time to time in other flings with the U.S. Securities and Exchange Commission. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that afect the subject of these statements, except where we are expressly required to do so by law. Basis of Presentation: The fnancial and operational information included in this press release relate to our continuing operations and not our discontinued operations, which consist of the Opel and Vauxhall businesses and certain other assets in Europe and the European fnancing subsidiaries and branches that were sold in 2017.